Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-259797 and

333-257440

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated October 7, 2021)

Rocket Lab USA, Inc.

16,266,666 Shares of Common Stock Underlying Warrants

5,600,000 Warrants by the Selling Securityholders

417,404,393 Shares of Common Stock by the Selling Securityholders

This prospectus supplement is being filed to update and supplement the information contained in the combined prospectus dated October 7, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statements on Form S-1 (Registration Nos. 333-259797 and 333-257440). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 20, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “RKLB” and “RKLBW,” respectively. On January 20, 2022, the last reported sales price of our common stock was $9.73 per share and the last reported sales price of our public warrants was $2.74 per warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 20, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 20, 2022

Rocket Lab USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39560	98-1550340
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3881 McGowen Street Long Beach, California	90808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 465-5737

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RKLB	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of common stock, $0.0001 par value	RKLBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On January 20, 2022, Rocket Lab USA, Inc. (the “Company”), issued a press release announcing the extension of the redemption date of all of its outstanding warrants to purchase shares of the Company’s common stock that were issued under the Warrant Agreement, dated as of September 24, 2020, by and among Rocket Lab USA, Inc. (f/k/a Vector Acquisition Corporation) and Continental Stock Transfer & Trust Company, as original warrant agent, as amended by and assigned to and assumed by the Company, pursuant to that certain Amendment to Warrant Agreement, dated August 25, 2021, by and among Rocket Lab USA, Inc. (f/k/a Vector Acquisition Corporation), Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, LLC, as successor warrant agent (as so amended, the “Warrant Agreement”). The Company has extended the redemption date from 5:00 p.m. New York City time on January 21, 2022 (the “Initial Redemption Date”) to 5:00 p.m. New York City time on January 31, 2022 (the “New Redemption Date”). A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

None of this Current Report on Form 8-K or the press release attached hereto as Exhibit 99.1 constitutes an offer to sell or the solicitation of an offer to buy any Company securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Rocket Lab USA, Inc., dated January 20, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2022	Rocket Lab USA, Inc.

	By:	/s/ Adam Spice
Adam Spice
Chief Financial Officer

Exhibit 99.1

MEDIA RELEASE

Rocket Lab Announces Extension of Redemption Date for its Public Warrants

Long Beach, California. January 20, 2022 – Rocket Lab USA, Inc. (Nasdaq: RKLB) (“Rocket Lab” or “the Company”), a global leader in launch services and space systems, today announced that it is extending the redemption date of its public warrants (the “Public Warrants”) until 5:00 p.m. New York City time on January 31, 2022 (the “New Redemption Date”) to allow holders of Public Warrants additional time to exercise their Public Warrants. Although the Company met all notice requirements under the warrant agreement and is not required to take this action, the Company expects that this additional time will help retail investors in particular who may have been unaware of the Company’s notices related to the redemption or the terms of the warrant agreement.

The Company previously announced on December 22, 2021 that it would redeem (the “Redemption”) all of its Public Warrants and private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) that remained outstanding at 5:00 p.m. New York City time on January 21, 2022 (the “Initial Redemption Date”), for a redemption price of $0.10 per Warrant (the “Redemption Price”). The Company publicly announced the Initial Redemption Date through a press release and in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”), which attached the press release and the related notice of redemption (the “Redemption Notice”). On January 7, 2022, the Company announced the “Redemption Fair Market Value” in connection with the Redemption, which reiterated the Initial Redemption Date. This was also announced through a press release and in a Form 8-K filed with the SEC, which attached the press release and the related notice of redemption fair market value (the “Redemption Fair Market Value Notice” and, together with the Redemption Notice, the “Redemption Notices”).

As disclosed in these press releases and the Redemption Notices, in connection with the Redemption, Public Warrants may be exercised by holders prior to the New Redemption Date either (i) in cash, at an exercise price of $11.50 per share of the Company’s common stock or (ii) on a cashless basis, for 0.2843 shares of common stock per Public Warrant.

Questions regarding the exercise of warrants may be directed to the Company’s warrant agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or by email at ReorgWarrants@astfinancial.com. If you hold Public Warrants through a broker, you must contact your broker if you wish to exercise Public Warrants prior to the New Redemption Date.

Holders of remaining unexercised Warrants can now elect to exercise their Warrants either for cash or on a cashless basis at any time prior to the New Redemption Date. The Redemption and such exercises otherwise remain subject to the terms of the Redemption Notices and the warrant agreement.

Any Warrants that remain unexercised at 5:00 p.m. New York City time on the New Redemption Date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the Redemption Price of $0.10 per Warrant.

rocketlabusa.com  |  media@rocketlabusa.com

MEDIA RELEASE

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Warrants as to whether to exercise or refrain from exercising any Warrants.

A combined prospectus dated as of October 7, 2021, as supplemented from time to time, covering the Common Stock issuable upon the exercise of the Warrants is included as part of a registration statement (Registration No. 333-257440) initially filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2021 and originally declared effective by the SEC on July 21, 2021 and amended by a post-effective amendment pursuant to Rule 429 under the Securities Act of 1933, as amended, that became automatically effective with the Company’s registration statement (Registration No. 333-259797) declared effective by the SEC on October 7, 2021. The SEC maintains an Internet website that contains a copy of this prospectus. The address of that site is www.sec.gov. Alternatively, you can obtain a copy of the prospectus from the Company’s investor relations website at https://investors.rocketlabusa.com.

This press release does not and will not constitute an offer to sell, or the solicitation of an offer to buy, Warrants, any shares of Rocket Lab Common Stock, or any other securities, nor will there be any sale of the Warrants or any such shares or other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

ENDS

+ Rocket Lab Media Contact

Morgan Bailey

media@rocketlabusa.com

About Rocket Lab

Founded in 2006, Rocket Lab is an end-to-end space company with an established track record of mission success. We deliver reliable launch services, spacecraft components, satellites and other spacecraft and on-orbit management solutions that make it faster, easier and more affordable to access space. Headquartered in Long Beach, California, Rocket Lab designs and manufactures the Electron small orbital launch vehicle and the Photon satellite platform and is developing the Neutron 8-ton payload class launch vehicle. Since its first orbital launch in January 2018, Rocket Lab’s Electron launch vehicle has become the second most frequently launched U.S. rocket annually and has delivered 109 satellites to orbit for private and public sector organizations, enabling operations in national security, scientific research, space debris mitigation, Earth observation, climate monitoring, and communications. Rocket Lab’s Photon spacecraft platform has been selected to support NASA missions to the Moon and Mars, as well as the first private commercial mission to Venus. Rocket Lab has three launch pads at two launch sites, including two launch pads at a private orbital launch site located in New Zealand, one of which is currently operational, and a second launch site in Virginia, USA which is expected to become operational in early 2022. To learn more, visit www.rocketlabusa.com.

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MEDIA RELEASE

Forward-Looking Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements are based on Rocket Lab’s current expectations and beliefs concerning future developments and their potential effects. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond Rocket Lab’s control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks related to the global COVID-19 pandemic; risks related to government restrictions and lock-downs in New Zealand and other countries in which we operate that could delay or suspend our operations; delays and disruptions in expansion efforts; our dependence on a limited number of customers; the harsh and unpredictable environment of space in which our products operate which could adversely affect our launch vehicle and spacecraft; increased congestion from the proliferation of low Earth orbit constellations which could materially increase the risk of potential collision with space debris or another spacecraft and limit or impair our launch flexibility and/or access to our own orbital slots; increased competition in our industry due in part to rapid technological development and decreasing costs; technological change in our industry which we may not be able to keep up with or which may render our services uncompetitive; average selling price trends; failure of our launch vehicles, satellites and components to operate as intended either due to our error in design in production or through no fault of our own; launch schedule disruptions; supply chain disruptions, product delays or failures; design and engineering flaws; launch failures; natural disasters and epidemics or pandemics; changes in governmental regulations including with respect to trade and export restrictions, or in the status of our regulatory approvals or applications; or other events that force us to cancel or reschedule launches, including customer contractual rescheduling and termination rights; risks that acquisitions may not be completed on the anticipated timeframe or at all or do not achieve the anticipated benefits and results; and the other risks detailed from time to time in Rocket Lab’s filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in the prospectus dated October 7, 2021 related to our Registration Statement on Form S-1 (File No. 333-259757), which was filed with the Securities and Exchange Commission pursuant to Rule 424(b) on October 7, 2021 and elsewhere (including that the impact of the COVID-19 pandemic may also exacerbate the risks discussed therein). There can be no assurance that the future developments affecting Rocket Lab will be those that we have anticipated. Except as required by law, Rocket Lab is not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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